Exhibit 3.6

HINES GLOBAL REIT II, INC.
ARTICLES SUPPLEMENTARY

Hines Global REIT II, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2.2 of Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board of Directors”), by duly adopted resolutions, reclassified (a) 335,000,000 authorized but unissued shares of Class AX Common Stock, $0.001 par value per share, of the Company (the “Class AX Common Stock”) and 15,000,000 authorized but unissued shares of Class TX Common Stock, $0.001 par value per share, of the Company (the “Class TX Common Stock”) as shares of Class T Common Stock, $0.001 par value per share, of the Company (the “Class T Common Stock”), (b) 320,000,000 authorized but unissued shares of Class TX Common Stock and 30,000,000 authorized but unissued shares of Class IX Common Stock, $0.001 par value per share, of the Company (the “Class IX Common Stock”) as shares of Class S Common Stock, $0.001 par value per share, of the Company (the “Class S Common Stock”), (c) 335,000,000 authorized but unissued shares of Class IX Common Stock and 15,000,000 authorized but unissued shares of Class JX Common Stock, $0.001 par value per share, of the Company (the “Class JX Common Stock”) as shares of Class D Common Stock, $0.001 par value per share, of the Company (the “Class D Common Stock”) and (d) 350,000,000 authorized but unissued shares of Class JX Common Stock as shares of Class I Common Stock, $0.001 par value per share, of the Company (the “Class I Common Stock”), with the following preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Section 6.2 of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class AX Common Stock, Class TX Common Stock, Class IX Common Stock, Class JX Common Stock, Class T Common Stock, Class S Common Stock, Class D Common Stock and Class I Common Stock which the Company has authority to issue after giving effect to these Articles Supplementary are 40,000,000, 40,000,000, 10,000,000, 10,000,000, 350,000,000, 350,000,000, 350,000,000 and 350,000,000, respectively. There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class T Common Stock, Class S Common Stock, Class D Common Stock and Class I Common Stock

(1)    Definitions. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

(a)    Class D Conversion Rate. The term “Class D Conversion Rate” shall mean a fraction, the numerator of which is the Net Asset Value per share of Class D Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

(b)    Class S Conversion Rate. The term “Class S Conversion Rate” shall mean a fraction, the numerator of which is the Net Asset Value per share of Class S Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

(c)    Class T Conversion Rate. The term “Class T Conversion Rate” shall mean a fraction, the numerator of which is the Net Asset Value per share of Class T Common Stock and the denominator of which is the Net Asset Value per share of Class I Common Stock.

(d)    Net Asset Value per share of Class D Common Stock. The term “Net Asset Value per share of Class D Common Stock” shall mean the net asset value of the Company allocable to the shares of Class D Common Stock, determined as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class D Common Stock.

(e)    Net Asset Value per share of Class I Common Stock. The term “Net Asset Value per share of Class I Common Stock” shall mean the net asset value of the Company allocable to the shares of Class I Common Stock, determined as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class I Common Stock.

(f)    Net Asset Value per share of Class S Common Stock. The term “Net Asset Value per share of Class S Common Stock” shall mean the net asset value of the Company allocable to the shares of Class S Common Stock, determined as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class S Common Stock.

(g)    Net Asset Value per share of Class T Common Stock. The term “Net Asset Value per share of Class T Common Stock” shall mean the net asset value of the Company allocable to the shares of Class T Common Stock, determined as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding shares of Class T Common Stock.

(h)    Reinvestment Proceeds. The term “Reinvestment Proceeds” shall mean, with respect to a Share of any class issued pursuant to a Reinvestment Plan, the net asset value of the Corporation allocable to the Shares of such class, determined as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Shares of such class, at the time of issuance of such Share.

(2)    Rights Upon Liquidation. The holder of each share of Class T Common Stock shall be entitled to be paid, out of the assets of the Company that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class T Common Stock, the holder of each share of Class S Common Stock shall be entitled to be paid, out of the assets of the Company that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class S Common Stock, the holder of each share of Class D Common Stock shall be entitled to be paid, out of the assets of the Company that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class D Common Stock and the holder of each share of Class I Common Stock shall be entitled to be paid, out of the assets of the Company that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per share of Class I Common Stock.

(3)    Conversion of Class T Common Stock, Class S Common Stock and Class D Common Stock. Each share of Class T Common Stock, Class S Common Stock and Class D Common Stock held in a Stockholder’s account shall automatically and without any action on the part of the holder thereof convert into a number of shares of Class I Common Stock equal to the Class T Conversion Rate, Class S Conversion Rate or Class D Conversion Rate, respectively, on the earlier of: (a) a Listing of the Class I Common Stock; (b) a merger or consolidation of the Company with or into another entity or the sale or other disposition of all or substantially all of the Company’s assets; (c) the end of the month in which the Company or an agent of the Company determines that total Selling Commissions, Dealer

Manager Fees and Distribution Fees paid with respect to the Shares held by such Stockholder within such account would exceed, in the aggregate, 8.75% of the sum of the Gross Proceeds from the sale of such Shares and the aggregate Reinvestment Proceeds of any Shares issued under a Reinvestment Plan with respect to such Shares (or, in the case of Shares sold through certain Soliciting Dealers, a lower limit set forth in the applicable agreement between the Dealer Manager and the applicable Soliciting Dealer at the time such Shares were issued); and (d) after termination of the primary portion of the Offering in which such shares of Class T Common Stock, Class S Common Stock and Class D Common Stock were sold, the end of the month in which the Dealer Manager determines that Total Company-Level Underwriting Compensation paid in such Offering is equal to 10.0% of the Gross Proceeds from the primary Shares sold in such Offering.
SECOND: The shares of Class T Common Stock, Class S Common Stock, Class D Common Stock and Class I Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer and Secretary on this 30th day of November, 2017.

ATTEST:		HINES GLOBAL REIT II, INC.

By:	/s/ Ryan T. Sims	By:	/s/ Sherri W. Schugart
	Name: Ryan T. Sims		Name: Sherri W. Schugart
	Title: Chief Financial Officer and Secretary		Title: President and Chief Executive Officer